                                                                   Exhibit 12.1

                          LaSalle Re Holdings Limited
           STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE
               (Expressed in thousands of United States Dollars
              except for number of shares and earnings per share)



                                                         1996                         1995
                                                         ----                         ----
                                                               Fully                          Fully
                                                 Primary      Diluted        Primary         Diluted
                                                ----------   ----------     ----------     ----------
Net income before minority interest:      (1)      129,451      129,451        104,448        104,448
Number of shares:                               ==========   ==========     ==========     ==========

Weighted average shares outstanding             14,397,720   14,397,720     14,396,715     14,396,715
Exchangeable non-voting Shares            (1)    8,329,290    8,329,290      8,329,290      8,329,290
Incremental shares of outstanding stock
options                                   (2)    1,210,317    1,324,055        441,790        473,714
Incremental shares of outstanding stock
appreciation rights                       (3)       30,543       49,147          2,885          5,383
                                                 ---------   ----------     ----------     ----------
                                                23,967,870   24,100,212     23,170,680     23,205,102
                                                ==========   ==========     ==========     ==========

Earnings per Share:                                   5.40         5.37           4.51           4.50

                                                                                      1994
                                                                                      ----

Net income before minority interest:      (1)                                   29,899         29,899
                                                                            ==========     ==========
Number of shares:

Weighted average shares outstanding                                         14,395,710     14,395,710
Exchangeable non-voting Shares            (1)                                8,329,290      8,329,290
Incremental shares of outstanding stock
options                                   (2)                                  127,910        242,542
Incremental shares of outstanding stock
appreciation rights                       (3)                                        0              0
                                                                            ----------     ----------
                                                                            22,852,910     22,967,542
                                                                            ==========     ==========

Earnings per Share:                                                               1.31           1.30

(1) The holders of exchangeable non-voting Shares in LaSalle Re Limited, which represents the minority interest, can exchange these shares at any time, on a one for one basis, for common shares in LaSalle Re Holdings Limited. For purposes of the computation of net income per common share, these shares have been treated as common share equivalents.

(2) As of September 30, 1996, 1995, and 1994, the Company had 2,499,348 options outstanding. The dilution would be the equivalent of approximately 1,210,317, 441,790 and 127,910 shares for the years ended September 30, 1996 and 1995 and the period ended September 30, 1994, using the treasury stock method, based on average market price.

(3) As of September 30, 1996, 1995 and 1994, the Company had granted 340,872 stock appreciation rights. The dilution would be the equivalent of approximately 30,543 and 2,885 and nil shares for the years ended September 30, 1996, and 1995 and the period ended September 30, 1994 using the treasury stock method, based on average market price.

                                                                    Schedule III

LaSalle Re Holdings Limited

Supplementary Insurance Information

(Expressed in Thousands of United States Dollars)


Segment                             Deferred          Future Policy         Unearned           Other Policy             Premium
                            Acquisition Cost      Benefits, Losses,         Premiums             Claims and             Revenue
                                                    Claims and Loss                        Benefits Payable
                                                           Expenses
-------------------------------------------------------------------------------------------------------------------------------
1996: Property & Similar              10,464                 49,875           82,894               NIL                  195,141
                                      ======                 ======           ======               ===                  =======

1995: Property & Similar              10,708                 66,654           87,885               NIL                  170,370
                                      ======                 ======           ======               ===                  =======

1994: Property & Similar               6,809                 37,789           56,338               NIL                   76,989
                                      ======                 ======           ======               ===                  =======



Segment                       Net Investment      Benefits, Claims,  Amortization of        Other Operating            Premiums
                                      Income             Losses and         Deferred               Expenses             Written
                                                         Settlement      Acquisition
                                                           Expenses            Costs
-------------------------------------------------------------------------------------------------------------------------------
1996: Property & Similar              26,846                 51,477           27,268                 13,373             190,151
                                      ======                 ======           ======                 ======             =======

1995: Property & Similar              25,091                 60,397           22,988                  7,603             201,916
                                      ======                 ======           ======                 ======             =======

1994: Property & Similar              15,758                 49,801            8,686                  4,342             133,327
                                      ======                 ======           ======                 ======             =======
